EXHIBIT 5.1

July 24, 2024

Digital Ally, Inc.

14001 Marshall Drive

Lenexa, KS 66215

Ladies and Gentlemen:

We have acted as securities counsel for Digital Ally, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (as amended from time to time, the “Registration Statement”) filed July 24, 2024 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to an aggregate of 11,952,191 shares (the “Shares”), of common stock, par value $0.001 per share (“Common Stock”), of the Company, which consists of (i) 622,211 shares of Common Stock issued pursuant to that certain Securities Purchase Agreement, dated June 24, 2024, by and between the Company and the selling stockholders (the “Investors”) (such agreement, the “Purchase Agreement”), (ii) 573,008 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of the pre-funded warrants issued pursuant to the Purchase Agreement (the “Pre-Funded Warrants”), (iii) up to 5,976,095 shares of Common Stock (the “Series A Warrant Shares”) issuable upon the exercise of the Series A Warrants issued pursuant to the Purchase Agreement (the “Series A Warrants”), and (iv) up to 4,780,877 shares of Common Stock (the “Series B Warrant Shares”, and together with the Series A Warrants Shares, the “Warrant Shares”) issuable upon the exercise of the Series B Warrants issued pursuant to the Purchase Agreement (the “Series B Warrants”, and together with the Series A Warrants, the “Warrants”). The Shares, the Pre-Funded Warrants, and the Warrants are collectively referred to herein as the “Securities”. The holders of the Securities are collectively referred to herein as the “Selling Stockholders.”

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Purchase Agreements and all exhibits and schedules attached thereto, (iii) the Warrants, (iv) the minutes of meetings and resolutions of the board of directors of the Company or pricing committee thereof as provided to us by the Company, (v) the certificate of incorporation and bylaws of the Company, each as restated and/or amended to date, and (vi) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and Chapter 78 of the Nevada Revised Statutes (the “NRS”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and Chapter 78 of the NRS. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof..

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares, the Pre-Funded Warrant Shares, and the Warrant Shares have been duly authorized for issuance by the Company, and such Shares, Pre-Funded Warrant Shares and Warrant Shares, when issued to the Selling Stockholders pursuant to the terms of the Purchase Agreement, the Pre-Funded Warrants and the Warrants, as applicable, and upon payment to the Company of the required consideration in accordance with the terms of the Purchase Agreement, the Pre-Funded Warrants and the Warrants, as applicable, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP